Exhibit 4.30

Execution Version

AMENDMENT NO. 1 TO THE TERM LOAN AGREEMENT

AMENDMENT NO. 1 TO THE TERM LOAN AGREEMENT, dated as of June 10, 2021 (this “Amendment Agreement”), between Constellation Brands, Inc., a Delaware corporation (the “Company”) and Bank of America, N.A., as Administrative Agent (as defined below) and as lender.
PRELIMINARY STATEMENTS
A.     The Company entered into an Amended and Restated Term Loan Credit Agreement dated as of March 26, 2020, by and among the Company, the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders party thereto (the “Existing Credit Agreement”).
B.    The parties hereto wish to amend the Existing Credit Agreement on the terms set forth in this Amendment Agreement.
C.    The Lenders who execute and deliver this Amendment Agreement have agreed to amend the Existing Credit Agreement in the form attached as Annex A hereto (the Existing Credit Agreement, as so amended, being referred to as the “Amended Credit Agreement”) subject to the satisfaction of the conditions set forth in Section 3 hereto.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Definitions. Capitalized terms not otherwise defined in this Amendment Agreement have the same meanings as specified in the Amended Credit Agreement or, if not defined therein, in the Existing Credit Agreement.
SECTION 2.Amendment. Effective as of the Amendment Effective Date (as defined below), the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:

double-underlined text
) as set forth in the pages of the Amended Credit Agreement in the form of Annex A hereto. The Borrower and the Administrative Agent are hereby authorized to enter into this Amended Agreement.
SECTION 3.Conditions to Effectiveness of this Amendment Agreement. This Amendment Agreement shall become effective (such date, the “Amendment Effective Date”) when the Administrative Agent shall have received counterparts to this Amendment Agreement, duly executed and delivered by the Borrower, the Administrative Agent and all of the Lenders under the Existing Credit Agreement.
SECTION 4.Representations and Warranties. The Borrower represents and warrants as follows as of the date hereof:

(a)    The execution, delivery and performance by the Borrower of this Amendment Agreement has been duly authorized by all necessary corporate or other organizational action. The execution, delivery and performance by the Borrower of this Amendment Agreement, will not (a) violate the organizational documents of the Borrower, (b) violate any law applicable to the Borrower, (c) violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon the Borrower or its property, or give rise to a right thereunder to require any payment to be made by the Borrower, except for violations, defaults, failures to obtain any consent or approval or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) result in the creation or imposition of any Lien on any property of the Borrower.
(b)    This Amendment Agreement has been duly executed and delivered by the Borrower. Each of this Amendment Agreement, the Amended Credit Agreement and each other Loan Document to which the Borrower is a party, after giving effect to the amendments pursuant to this Amendment Agreement, constitutes a legal, valid and binding obligation of each applicable Borrower, enforceable against each such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    Each of the representations and warranties of the Borrower contained in Article III of the Amended Credit Agreement or any other Loan Document, is true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(d)    No Default or Event of Default shall have occurred and be continuing.
SECTION 5.Acknowledgment and Reaffirmation of Obligations. The Borrower acknowledge and consent to all terms and conditions of this Amendment Agreement and the Amended Credit Agreement and agrees that this Amendment Agreement and the Amended Credit Agreement and all documents executed in connection herewith do not operate to reduce or discharge the Borrower’s obligations under the Loan Documents other than as specified herein. The Company hereby ratifies and confirms its obligations under the Loan Documents. The Borrower acknowledges that from and after the date hereof, all Loans made under the Amended Credit Agreement from time to time outstanding shall be deemed to be Obligations.
SECTION 6.Execution in Counterparts. This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Amendment Agreement shall be effective as delivery of an original executed counterpart of this Amendment Agreement.

SECTION 7.Successors. The terms of this Amendment Agreement shall be binding upon, and shall inure for the benefit of, the parties hereto and their respective successors and assigns.
SECTION 8.Governing Law. This Amendment Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
SECTION 9.Signatures. This Amendment Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ Oksana S. Dominach
Name: Okasana S. Dominach Title: Senior Vice President and Treasurer

[Constellation - Amendment No. 1]

BANK OF AMERICA, N.A. individually as Administrative Agent

By:	/s/ Matt Smith
Name: Matt Smith Title: SVP

[Constellation - Amendment No. 1]

By executing this signature page as a Lender under the Credit Agreement, the undersigned institution agrees to the terms of the Amendment Agreement and the Amended Credit Agreement.

BANK OF AMERICA, N.A. individually as a Lender

By:	/s/ Matt Smith
Name: Matt Smith Title: SVP

[Constellation - Amendment No. 1]

Annex A
AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of March 26, 2020 among CONSTELLATION BRANDS, INC., a Delaware corporation (the “Company”), the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree to the following:

ARTICLE I
Definitions

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2020 Term Loan Restatement Agreement” means the Restatement Agreement dated as of March 26, 2020 by and among the Borrower, the Guarantors (as defined in the Original Credit Agreement), the Administrative Agent and the Lenders party thereto.

“Act” has the meaning assigned in Section 9.13.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Replacement Term Loans or Extended Term Loans which shall be consistent with the applicable provisions of this Agreement relating to Replacement Term Loans or Extended Term Loans and otherwise satisfactory to the Administrative Agent and the Borrower.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned in Section 9.01(c).

“Agreement” has the meaning assigned in the preamble hereto.

“Amendment No. 1 Effective Date” means June 1, 2021.

“Applicable Rate” means, ~~from time to time~~

(x) from and after the Amendment No. 1 Effective Date to and including

December 31, 2021, 0.625% for Eurodollar Loans and 0.000% for Base Rate Loans and (y) from and after January 1, 2022, the following percentages per annum that are applicable ~~at such~~

from
time

to time
, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Applicable Rate
		Eurodollar Loans	Base Rate Loans

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